Exhibit 99.2
March 14, 2019

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports February 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported February operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of RAVN Air.

As a result of unusual winter weather in the Pacific Northwest in the month of February, our operation experienced significant challenges. Impacts of the storm are reflected in the operational results as shown below.

AIR GROUP
On a combined basis for all operations, Air Group reported a 2.0 percent decrease in traffic on a 1.9 percent decrease in capacity compared to February 2018. Load factor decreased 0.1 pts to 79.3 percent.

The following table shows the operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,130	3,229	(3.1)%	6,526	6,571	(0.7)%
Revenue passenger miles RPM (000,000) "traffic"	3,702	3,778	(2.0)%	7,772	7,750	0.3%
Available seat miles ASM (000,000) "capacity"	4,668	4,758	(1.9)%	9,951	9,994	(0.4)%
Passenger load factor	79.3%	79.4%	(0.1) pts	78.1%	77.5%	0.6 pts

MAINLINE
Mainline reported a 4.1 percent decrease in traffic on a 3.7 percent decrease in capacity compared to February 2018. Load factor decreased 0.3 pts to 79.4 percent. Mainline also reported 68.0 percent of its flights arrived on time in February 2019, compared to 84.3 percent reported in February 2018.

The following table shows mainline operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	2,370	2,531	(6.4)%	4,912	5,126	(4.2)%
RPMs (000,000)	3,321	3,462	(4.1)%	6,968	7,105	(1.9)%
ASMs (000,000)	4,184	4,345	(3.7)%	8,899	9,113	(2.3)%
Passenger load factor	79.4%	79.7%	(0.3) pts	78.3%	78.0%	0.3 pts
On-time arrivals as reported to U.S. DOT	68.0%	84.3%	(16.3) pts	74.5%	85.7%	(11.2) pts

REGIONAL
Regional traffic increased 20.6 percent on a 17.2 percent increase in capacity compared to February 2018. Load factor increased 2.2 points to 78.7 percent. Alaska's regional partners also reported 65.3 percent of flights arrived on time in February 2019, compared to 85.3 percent in February 2018.

The following table shows regional operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	760	698	8.9%	1,614	1,445	11.7%
RPMs (000,000)	381	316	20.6%	804	645	24.7%
ASMs (000,000)	484	413	17.2%	1,052	881	19.4%
Passenger load factor	78.7%	76.5%	2.2 pts	76.4%	73.2%	3.2 pts
On-time arrivals as reported to U.S. DOT	65.3%	85.3%	(20.0) pts	74.1%	85.8%	(11.7) pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

# # #